TBS International Secures Covenant Waiver for Credit Facilities and Announces New Dates for the Release of Fourth Quarter and Full Year 2008 Results, Conference Call and Webcast

HAMILTON, BERMUDA – March 27, 2009 - TBS International Limited (NASDAQ: TBSI) made today the following announcements:

Secures Covenant Waiver for Credit Facilities
The company announced that it has secured a waiver of certain covenants with respect to its outstanding credit facilities with its syndicate of lenders led by Bank of America, its syndicate of lenders led by The Royal Bank of Scotland and its syndicate of lenders led by DVB Group Merchant Bank, as well as its loan agreements with AIG Commercial Equipment, Commerzbank AG, Berenberg Bank and Credit Suisse (the "Financing Facilities").

As a result of the current economic conditions and their impact on the shipping industry, and specifically the market value of vessels, the company initiated discussions with its lenders to obtain waivers to the financial covenants. On March 27, 2009, the Financing Facilities were modified to provide a waiver through December 31, 2009 of loan-to-value and other financial covenants, provided that the company satisfies new covenants, including minimum end of month cash balances of not less than $40.0 million and a minimum ratio of earnings before interest, depreciation and amortization to interest expense.

Date for Fourth Quarter and Full Year 2008 Earnings Results
In addition, TBS International announced that it will release its results for the fourth quarter and full year ended December 31, 2008 after the market closes in New York on Monday, March 30, 2009.

On Wednesday, April 1, 2009 at 10:00 a.m. ET, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-679-8035 (from the US) or 1-617-213-4848 (International Dial In). Participant Passcode: 20744194. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PHJ3BGG6H. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Replay:
A telephonic replay of the conference call will be available from 1:00 p.m. ET on Wednesday, April 1, 2009 until Wednesday, April 8, 2009 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 71192492. A replay of the webcast will be available soon after the completion of the call.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•	changes in demand for the company’s services, which are increasingly difficult to predict due to the current economic downturn and the widespread reduction of business activity generally;
•	a decline in rates in the shipping market, will continue for a prolonged period;
•	the effect of a decline in vessel valuations;
•	the company’s ability to maintain financial ratios and satisfy financial covenants in its credit facilities;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	the risk that financial counterparties will default;
•	changes in general domestic and international political conditions;
•	changes in the condition of the company’s vessels or applicable maintenance or regulatory standards, which may affect, among other things, its anticipated drydocking or maintenance and repair costs;
•	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2007 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is a fully-integrated transportation service company that offers customers the TBS Five Star Service consisting of: ocean transportation, operations, logistics, port services, and strategic planning. We offer liner, parcel, bulk, and chartering services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.
Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     tbs@capitallink.com